PEARL MUTUAL FUNDS

AND

PEARL MANAGEMENT COMPANY

CODE OF ETHICS

and

Policy and Procedures to Prevent

Misuse of Inside Information

(Effective July 2, 2001; amended February 1, 2005)

Part 1. POLICY.

The policy of Pearl Management Company (“PMC”) is to comply fully with all applicable Federal Securities Laws and to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of Pearl Mutual Funds (“PMF”) and its shareholders and PMC’s Officers, employees, Directors, and each person directly or indirectly owning, controlling, holding, or having power to vote 5% or more of the outstanding voting securities of PMC.

The Investment Company Act and the Investment Advisers Act and rules thereunder require that PMC establish standards and procedures for (1) the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of PMF might take advantage of that knowledge for their own benefit, and (2) compliance with all applicable Federal Securities Laws. This Code has been adopted by PMF and PMC to meet those concerns and legal requirements.

This Code also contains procedures designed to prevent the misuse of inside information by PMC or its personnel. The business of PMC depends on investor confidence in the fairness and integrity of the securities markets. Insider trading poses a significant threat to that confidence. Trading securities while in possession of inside information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided, a penalty of up to three times the illicit windfall, and an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

This Code is drafted broadly; it will be applied and interpreted in a similar manner. You may legitimately be uncertain about the application of this Code in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to this Code to David M. Stanley, President of PMF and PMC (“President”); Robert H. Solt, Executive Vice President and Chief Operating Officer of PMF and PMC and Chief Compliance Officer of PMC (“PMC CCO”); Anthony J. Toohill, Chief Compliance Officer of PMF; or Stacy H. Winick of Bell, Boyd & Lloyd LLC, independent legal counsel to PMF.

You must comply with the Federal Securities Laws. You must notify the PMC CCO and the President immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur, and you are also requested to notify immediately the Chief Compliance Officer of PMF.

Part 2. INVESTMENT COMPANY ACT PROHIBITIONS.

The Investment Company Act and rules make it illegal for any person covered by this Code, directly or indirectly, in connection with the purchase or sale of a Security held or to be acquired by PMF to:

(a) Employ any device, scheme, or artifice to defraud PMF;

(b) Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead PMF regarding a material fact;

(c) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon PMF; or

(d) Engage in any manipulative practice with respect to PMF.

The restrictions on Personal Securities Transactions contained in this Code are intended to help PMF and PMC monitor for compliance with these prohibitions.

Part 3. DEFINITIONS.

When used in this Code, the following terms have the meanings described below:

Section 3.1. “PMF,” “Pearl Mutual Funds,” and “Pearl Funds” mean Pearl Mutual Funds, a Massachusetts business trust, and each series of its shares, including Pearl Total Return Fund and Pearl Aggressive Growth Fund.

Sec. 3.2. “Personal Securities Transaction.” This Code regulates Personal Securities Transactions as a part of the effort by PMF and PMC to detect and prevent conduct that might violate the general prohibitions outlined above. A Personal Securities Transaction is a transaction in a Security in which an Investment Person or an Access Person has a beneficial interest.

Sec. 3.3. “Security” or “Securities” is defined very broadly, and means any note, stock, bond, debenture, investment contract, limited partnership interest, and includes shares of a closed-end fund and any right to acquire any security (an option or warrant, for example). However, “Security” shall not include:

(a) Direct obligations of the Government of the United States;

(b) Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;

(c) Shares issued by money market funds;

(d) Shares issued by open-end funds other than Reportable Funds; and

(e) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Sec. 3.4. “Reportable Fund” includes the Pearl Funds and any other fund for which PMC serves as an investment adviser.

Sec. 3.5. “Beneficial interest.” You have a beneficial interest in a Security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, the rules under section 16 of the Securities Exchange Act of 1934 will be applied to determine whether you have a beneficial interest in a Security (even if the security would not be within the scope of section 16). Examples of beneficial interest are attached as Appendix A.

Sec. 3.6. “Inside information” is information that is both material and non-public that was (a) acquired in violation of a duty to keep the information confidential, or (b) misappropriated. For example, if an Officer of an issuer breaches his duty to the issuer and conveys information that should have been kept confidential, that information is “inside information,” even if you learn it third- or fourth-hand. In contrast, a conclusion drawn by a securities analyst from publicly-available information is not inside information, even if the analyst’s conclusion is both material and non-public.

Deciding whether information that is material and non-public is “inside” information is often difficult. For that reason, the policies of this Code are triggered by the possession of material non-public information, whether or not the information is “inside” information that will result in a trading restriction.

Sec. 3.7. “Material information.” Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the PMC CCO.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s Heard on the Street column.

Sec. 3.8. “Non-public information.” Information is “public” when it has been disseminated broadly to investors in the marketplace and is “non-public” until such dissemination has occurred. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, or through the Dow Jones “tape,” The Wall Street Journal, or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Sec. 3.9. “Investment Persons.” The restrictions on Personal Securities Transactions and some of the compliance procedures contained in this Code differentiate among two groups of persons based on their positions and responsibilities with PMC. Investment Persons (individually, an “Investment Person”) are those who make or participate in making investment decisions or recommendations for PMF or who, because of their positions with PMF or PMC, can be expected to have information about the portfolio transactions of PMF. Investment Persons are:

•	each member of the Investment Committee of PMC or PMF or both;

•	each research director or portfolio manager working for PMF or PMC or both;

•	each PMC support staff person working directly with the Investment Committee or with one or more research directors or portfolio managers of PMF or PMC or both;

•	each Officer of PMF employed by PMC;

•	each Director or Officer of PMC; and

•	each employee of PMC who works on PMF accounting matters.

Sec. 3.10. “Access Persons.” Access Persons (individually, an “Access Person”) are all employees of PMC who are not Investment Persons as defined in Section 3.9.

Sec. 3.11. “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Gramm-Leach-Bliley Act, and the Bank Secrecy Act.

Sec. 3.12. “PMC CCO” means the Chief Compliance Officer of Pearl Management Company or his or her designee.

Part 4. RESTRICTIONS.

Every Investment Person and every Access Person shall comply with the following restrictions:

Sec. 4.1. No Insider Trading. No Investment Person or Access Person shall engage in any transaction in a Security (either a Personal Securities Transaction or a transaction for PMF), while in possession of material non-public information.

If you think that you might have material non-public information, you should take the following steps:

(a) Report the information and proposed trade immediately to the PMC CCO.

(b) Do not purchase or sell the Security on behalf of yourself or others until PMC has made a determination as to the need for trading restrictions.

(c) Do not communicate the information inside or outside PMC, other than to the PMC CCO or the Chief Compliance Officer of PMF or both.

(d) After the PMC CCO has reviewed the issue, PMC will determine whether the information is material and non-public and, if so, whether any trading restrictions apply and what action, if any, PMC should take.

Trading during a tender offer represents a particular concern in the law of insider trading. Each Investment Person or Access Person should exercise particular caution any time he or she becomes aware of non-public information relating to a tender offer. Consult with the PMC CCO before taking any action.

Sec. 4.2. No Communication of Material Non-Public Information. No Investment Person or Access Person shall communicate material non-public information to others in violation of the law. Conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

Access to files containing material non-public information and computer files containing such information should be restricted, including by maintenance of such materials in locked cabinets, or through the use of passwords or other security devices for electronic data.

Sec. 4.3. No Transactions with PMF. No Investment Person or Access Person shall knowingly sell to or purchase from PMF any Security or other property, except that Pearl Funds shares may be purchased from and redeemed by PMF in accordance with the same provisions applicable generally to Pearl Funds shareholders.

Sec. 4.4. No Conflicting Transactions. No Investment Person or Access Person shall engage in a Personal Securities Transaction in a Security which the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by PMF, until PMF’s transactions have been completed or consideration of such transactions has been abandoned. A Security will be treated as “under consideration” if the Investment Committee anticipates purchasing or selling the Security within 14 calendar days or if it is on the Investment Committee’s “approved list.” Whenever an “approved list” exists, PMC shall maintain the most recent version of the “approved list” and make it readily available to all Investment Persons and Access Persons.

Sec. 4.5. Initial Public Offerings. No Investment Person or Access Person shall acquire any Security in an initial public offering, unless both of these requirements are met: (a) the acquisition is approved by the PMC CCO based on a determination that the acquisition does not conflict with this Code, its underlying policies, or the interests of PMF or PMC, and (b) the circumstances clearly indicate that the opportunity to acquire the Security has been made available to the person for reasons other than the person’s relationship with PMF or PMC. Such circumstances might include, for example:

•	an opportunity to acquire securities of an insurance company converting from a mutual ownership structure to a stockholder ownership structure, if the person’s ownership of an insurance policy issued by that company conveys that opportunity;

•	an opportunity resulting from the person’s pre-existing ownership of an interest in the IPO company or an interest in an investor in the IPO company; or

•	an opportunity made available to the person’s spouse, in circumstances permitting the PMC CCO reasonably to determine that the opportunity is not being made available indirectly because of the person’s relationship with PMF or PMC (for example, if made available because of the spouse’s employment).

Sec. 4.6. Private Placements. No Investment Person or Access Person shall acquire any Security in a private placement without the express written prior approval of the PMC CCO. In deciding whether that approval should be granted, the PMC CCO will consider whether the investment opportunity should be reserved for PMF, and whether the opportunity has been offered because of the person’s relationship with PMF or PMC. An Investment Person who has been authorized to acquire a Security in a private placement must disclose that investment if he or she later participates in consideration of an investment in that issuer for PMF’s account. Any investment decision for PMF relating to that Security must be made by other Investment Persons.

Sec. 4.7. Short-Term Trading. No Investment Person may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security within 60 days. Any profit so realized will be returned to PMC and then donated to a charitable organization selected by PMC. However, this prohibition shall not apply to any option or futures contract on a broadly traded index, or to any transaction which has received the prior approval of the PMC CCO. This prohibition shall not apply to the purchase and redemption of Pearl Funds shares, but PMF’s policies to prevent or strongly discourage short-term trading of Pearl Funds shares apply to all Investment Persons and Access Persons in the same manner and to the same extent that they apply generally to Pearl Funds shareholders.

Sec. 4.8. High-Risk Trading Activities. Certain high-risk trading activities, if used in the management of the personal trading portfolio of an Investment Person or Access Person, are risky not only because of the nature of the Securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the duration of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments. If PMC becomes aware of material non-public information about the issuer of the underlying Securities, PMC personnel may find themselves “frozen” in a position in a derivative Security. PMC will not bear any losses in personal accounts as a result of implementation of this policy.

Sec. 4.9. Gifts. No Investment Person or Access Person may accept any gift or other thing of more than $100 value from any person or entity that does business with or on behalf of PMC or PMF, or seeks to do business with or on behalf of PMC or PMF. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of this Code to prohibit the everyday courtesies of business life. Therefore, this prohibition does not apply to an occasional meal or ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose. These relationships and activities do not constitute doing business with or on behalf of PMC or PMF: (a) becoming and being a shareholder of Pearl Funds (including purchase, holding, and redemption of Pearl Funds shares and other normal activities of an open-end mutual fund shareholder) and (b) non-profit organizations requesting and receiving contributions from PMC.

Sec. 4.10. Service as a Director. No Investment Person or Access Person shall serve as a member of the Board of Directors or Trustees of any business organization, other than a non-profit organization, without the prior written approval of the PMC CCO based on a determination that the Board service would not be inconsistent with the interests of PMF or PMC. If an Investment Person is serving as a Board member, that Investment Person shall not participate in making PMF or PMC investment decisions relating to the securities of the company on whose Board he or she sits.

No Investment Person or Access Person may purchase or sell, for his or her own account or for others, including investment companies managed by PMC, securities of any public company of which a PMC Investment Person or Access Person is a Director or Trustee, except that the person who is the Director or the Trustee of the public company may purchase and sell securities of that company with express prior approval of the PMC CCO.

Part 5. COMPLIANCE PROCEDURES.

Sec. 5.1. Execution of Personal Securities Transactions through Disclosed Accounts; Duplicate Confirmations. All Personal Securities Transactions must be conducted through brokerage or other accounts that have been identified to the PMC CCO. Each such brokerage or other account must be set up to deliver duplicate copies of all confirmations and statements to the PMC CCO. No exceptions will be made to this policy. All Investment Persons and Access Persons shall cooperate in all aspects with the PMC CCO and his designee in securing confirmations and statements in a timely manner. Disclosure and reports of holdings of and transactions in Pearl Funds shares shall be made as provided in Sections 5.4 and 5.6.

Sec. 5.2. Preclearance. Except for the exemptions listed in this Section, all Personal Securities Transactions must be precleared (approved in advance) by the PMC CCO. Personal Securities Transactions by the PMC CCO must be precleared by the President. If the proposed trade is not executed within two business days after preclearance, the preclearance will expire and the request must be made again.

The preclearance requirement applies only to Personal Securities Transactions in Securities as defined in Sections 3.2 and 3.3.

The following transactions are exempt from the preclearance requirement:

(a) Transactions in the following Securities:

•	Pearl Funds shares (see Section 3.1);

•	municipal Securities;

•	straight debt securities;

•	Securities of a company with aggregate market capitalization of greater than $10 billion; and

•	listed index options and futures.

(b) Transactions in an account (including an investment advisory account, trust account, or other account) of an Investment Person or Access Person (either alone or with others) over which a person other than the Investment Person or Access Person (including an investment adviser or Trustee) exercises investment discretion if:

•	the Investment Person or Access Person does not know of the proposed transaction until after the transaction has been executed; and

•	the Investment Person or Access Person has previously identified the account to the PMC CCO and has affirmed to the PMC CCO that (in some if not all cases) he or she does not know of proposed transactions in that account until after they are executed.

This exemption (b) from the preclearance requirement is based upon the person not having knowledge of a transaction until after that transaction is executed. Therefore,

notwithstanding this general exemption, if the Investment Person or Access Person becomes aware of any transaction in such account before it is executed, the Investment Person must seek preclearance of that transaction before it is executed.

Sec. 5.3. Blackout Periods.

(a) Investment Persons. No Personal Securities Transaction of an Investment Person will be precleared (as provided in Section 5.2) if PMF has a conflicting order pending or is actively considering a purchase or sale of the same Security. A conflicting order is any order for the same Security, or an option on or warrant for that Security which has not been fully executed. A purchase or sale of a Security is being “actively considered” (a) when a recommendation to purchase or sell has been made for PMF and is pending, or (b) with respect to the person making the recommendation, when that person is seriously considering making the recommendation within 14 calendar days, or (c) when the Security is on a PMF “approved list.”

Absent extraordinary circumstances, a Personal Securities Transaction for an Investment Person will not be precleared until the sixth business day after completion of any transaction for PMF.

(b) Access Persons. No Personal Securities Transaction of an Access Person may be executed on a day during which PMF has a pending order in the same Security until that order is fully executed or withdrawn.

Sec. 5.4. Disclosure of Personal Holdings; Initial and Annual Reports. Each Investment Person and Access Person shall disclose his or her personal holdings of Securities (including all beneficial interests in Securities) no later than ten days after commencement of employment with PMC, and annually thereafter as of December 31 of each year. Annual reports shall be delivered to the PMC CCO no later than January 30 of the following year. The PMC CCO’s reports shall be delivered to the President. The information provided must be current as of a date not more than 45 days prior to the individual becoming an Investment Person or Access Person or the date the report is submitted. The initial holdings and annual holdings reports shall contain the following information:

•	title, type of security, interest rate and maturity date (if applicable), number of shares, and principal amount (if applicable) of each Security held beneficially (except that for Pearl Funds shares, it is sufficient to identify the specific Pearl Fund of which shares are held and either to state the number of shares or to identify each shareholder account with that Pearl Fund in which the Investment Person or Access Person has a beneficial interest);

•	the name of any broker, dealer, or bank with or through which the Investment Person or Access Person maintains an account; and

•	the date the report is submitted.

Sec. 5.5. Dealing with Certificated Securities. The receipt of certificated Securities must be reported as described in Sections 5.4 and 5.6. Any subsequent transaction in such Securities must be conducted through a disclosed brokerage account for which the PMC CCO receives duplicate confirmations and account statements. No Investment Person or Access Person shall request withdrawal of Securities from such a brokerage account in certificated form.

Sec. 5.6. Quarterly Reports of Personal Securities Transactions.

(a) Each Investment Person and Access Person shall (1) identify to PMC each brokerage or other account in which the Investment Person or Access Person has a beneficial interest and (2) instruct the broker or custodian to deliver to the PMC CCO duplicate confirmations of all transactions and duplicate monthly statements. See Section 5.1.

(b) Each Investment Person and Access Person shall report all Personal Securities Transactions during each calendar quarter to the PMC CCO no later than 30 days after the end of that calendar quarter. The PMC CCO’s reports shall be delivered to the President.

(c) Quarterly transaction reports shall include the date the report is submitted and the following information:

For each transaction (except transactions in Pearl Funds shares; see paragraph (d) of this Section):

•	the date of the transaction;

•	title, interest rate and maturity date (if applicable), number of shares, and principal amount (if applicable) of each Security involved;

•	the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

•	the price at which the transaction was effected; and

•	the name of the broker, dealer, or bank with or through which the transaction was effected.

In addition, for each account established during the quarter in which securities are held for the benefit of an Investment Person or Access Person, the quarterly report shall include:

•	the name of the broker, dealer, or bank with whom the account was established; and

•	the date the account was established.

(d) Quarterly reports of transactions in Pearl Funds shares shall be made as provided in this paragraph. A PMC staff person designated by the PMC CCO shall give to the PMC CCO within 30 days after the end of each calendar quarter a paper copy of the Pearl Funds shareholder account statement for that quarter (or for a period including all of that quarter) for each Pearl Funds shareholder account in which an Investment Person or Access Person has disclosed a beneficial interest or is known or believed to have a beneficial interest. In addition, a duplicate set of paper copies of the PMC CCO’s Pearl Funds shareholder account statements shall be delivered to the President. Each such paper copy is part of the quarterly report of the Investment Person or Access Person, with the same effect as if attached to that person’s quarterly report.

(e) An Investment Person or Access Person may omit from a quarterly transaction report any information which would duplicate information contained in broker trade confirmations, account statements, and similar documents received by the PMC CCO within 30 days after the end of that calendar quarter, including but not limited to Pearl Funds shareholder account statements as provided in paragraph (d) of this Section.

Sec. 5.7. Form of Reports. Reports of Personal Securities Transactions may be in any form (including copies of confirmations, account statements, and similar documents) but must include the information required by Section 5.6.

Any Personal Securities Transaction of an Investment Person or Access Person which for any reason does not appear in the documents which are included in or attached to the report (for example, the receipt of Securities by gift, bequest, or inheritance, or the transfer of Securities by gift) shall be reported as required by Section 5.6.

Sec. 5.8. Monitoring of Transactions; Enforcement of Code. The PMC CCO shall be responsible for management, review, and enforcement of this Code and shall review or supervise the review of the personal holdings disclosed and the Personal Securities Transactions reported pursuant to this Code. The PMC CCO shall monitor the trading patterns of Investment Persons and Access Persons, the trading of PMF, and trading for PMC’s own account (if any) for compliance with this Code, including the provisions intended to prevent the misuse of inside information.

However, the President shall be responsible for management, review, and enforcement of this Code regarding the personal investments and Personal Securities Transactions of the PMC CCO and the trading, requests, preclearances, approvals, and reports by or related to the PMC CCO.

Sec. 5.9. Educational Efforts. The PMC CCO shall provide, on a regular basis, an educational program to familiarize persons subject to this Code with the provisions of this Code and to answer questions regarding this Code. The PMC CCO shall also be available to answer questions regarding this Code and to resolve issues of whether information is inside information and to determine what action, if any, should be taken.

Sec. 5.10. Certification of Compliance. Each Investment Person and Access Person is required to certify annually that (a) he or she has read and understands this Code, (b) he or she recognizes that he or she is subject to this Code, and (c) he or she has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under this Code. The PMC CCO shall annually distribute a copy of this Code and request certification by all covered persons and shall be responsible for ensuring full compliance with the certification requirement.

Each Investment Person and Access Person who has not engaged in any Personal Securities Transaction during the preceding year for which a report was required to be filed pursuant to this Code shall include a certification to that effect in his or her annual certification.

Sec. 5.11. Reporting of Violations. If any Investment Person or Access Person becomes aware of any violation of this Code, or has any reason to believe that a violation of this Code has occurred or is about to occur, the individual is required to report the violation or situation immediately to the PMC CCO and to the President; and the individual is also requested to notify immediately the Chief Compliance Officer of PMF.

It is PMC’s policy to investigate each violation or potential violation promptly and confidentially. Retaliation against any individual who reports a violation or situation is prohibited and constitutes a further violation of this Code.

Sec. 5.12. Annual Report to PMF’s Board. The President and the PMC CCO shall prepare an annual report to the Board of Trustees of PMF that:

(a) Summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

(b) Describes issues that arose during the previous year under this Code or procedures concerning personal investing, including but not limited to information about material violations of this Code and sanctions imposed;

(c) Certifies to the Board that PMF and PMC have adopted procedures reasonably necessary to prevent Investment Persons and Access Persons from violating this Code; and

(d) Identifies any recommended changes in existing restrictions or procedures based upon experience under this Code, evolving industry practices, or developments in applicable laws or regulations.

Sec. 5.13. Reporting to President and to PMF’s Chief Compliance Officer. The PMC CCO shall report the following to the President and to the Chief Compliance Officer of PMF:

(a) Special Reports. The PMC CCO shall report promptly to the President and to the Chief Compliance Officer of PMF the existence of any violation or potential violation of this Code, providing full details, which may include (1) the name of particular Securities involved, if any; (2) the date(s) the PMC CCO learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

(b) Regular Reports. On an as-needed or periodic basis, the PMC CCO shall report to the President and to the Chief Compliance Officer of PMF as either may request, which may include some or all of the following:

•	a summary of existing procedures of this Code;

•	a summary of changes in procedures made in the last year;

•	full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation, and a description of any changes in procedures prompted by any such investigation;

•	an evaluation of the current procedures and a description of anticipated changes in procedures; and

•	a description of PMC’s continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

Part 6. EXEMPT TRANSACTIONS.

The provisions of this Code are intended to restrict the personal investment activities of Investment Persons and Access Persons only to the extent necessary to accomplish the purposes of this Code. Therefore, the preclearance, blackout, and reporting provisions of this Code shall not apply to the following Personal Securities Transactions:

•	Purchases or sales effected in any account over which the Investment Person or Access Person has no direct or indirect influence or control;

•	Purchases that are part of an automatic dividend reinvestment plan, including but not limited to a shareholder’s optional choice to reinvest dividends and distributions;

•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

•	Purchases or sales that receive the prior approval of the PMC CCO because they are not inconsistent with this Code or the provisions of Rule 17j-1(a) under the Investment Company Act of 1940. A copy of Rule 17j-1 is attached as Appendix B.

Part 7. ENFORCEMENT OF THIS CODE AND CONSEQUENCES FOR FAILURE TO COMPLY.

Sec. 7.1. Responsibility for Enforcement. The PMC CCO shall be responsible for promptly investigating all reports of violations or possible violations of the provisions of this Code and for taking or recommending appropriate action. The President shall have this responsibility if a report alleges or indicates a violation or possible violation by the PMC CCO.

Sec. 7.2. Condition of Employment. Compliance with this Code of Ethics is a condition of employment by PMC and retention of positions with PMF. Taking into consideration all relevant circumstances, PMC will determine what action is appropriate for any breach of the provisions of this Code. Possible actions include letters of sanction, suspension or termination of employment, or removal from office.

Sec. 7.3. Reports. Reports made pursuant to this Code will be maintained in confidence but will be reviewed by PMC to verify compliance with this Code. Additional information may be required to clarify the nature of particular transactions.

Part 8. RETENTION OF RECORDS.

Sec. 8.1. Records Maintained for Five Years. The PMC CCO shall maintain the records listed below for a period of at least five years at PMC’s principal place of business in an easily accessible place:

(a) A list of all persons subject to this Code during the period;

(b) Certifications or receipts signed by all persons subject to this Code acknowledging receipt of copies of this Code (as amended from time to time) and acknowledging that they are subject to it (see Section 8.2);

(c) A copy of each code of ethics that has been in effect at any time during the period;

(d) A copy of each report filed pursuant to this Code and a record of any known violation and action taken as a result thereof during the period; and

(e) Records evidencing prior approval of, and the rationale supporting, an acquisition by an Investment Person or Access Person of securities in a private placement.

Sec. 8.2. Further Retention of Acknowledgments. A record of all written acknowledgements or certifications of receipt of this Code (as amended from time to time) for all persons who are or within the past five years were Investment Persons or Access Persons shall be preserved by the PMC CCO for five years after the individual ceases to be an Investment Person or Access Person.

Adopted:	July 2, 2001
Amended:	February 1, 2005

Appendix A

Examples of Beneficial Interest

For the purposes of this Code, you will be deemed to have a beneficial interest in a Security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Security. “Security” is defined in Section 3.3 of the Code. “Beneficial Interest” is defined in Section 3.5 of the Code.

Examples of beneficial ownership under this definition include:

•	Securities you own, no matter how they are registered, and including Securities held for you by others (for example, by a custodian or broker, or by a relative, executor, or administrator) or that you have pledged to another (as security for a loan, for example);

•	Securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in Securities held by the trust);

•	Securities held by you as Trustee or co-Trustee, where either you or any member of your immediate family (i.e., spouse, children, descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust.

•	Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

•	Securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

•	Securities held by a personal holding company controlled by you alone or jointly with others;

•	Securities held by (1) your spouse, unless legally separated, or you and your spouse jointly, or (2) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the Securities were not received from you and the income from the Securities is not actually used for the maintenance of your household; or

•	Securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or Securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

Appendix A

You will not be deemed to have beneficial ownership of Securities in the following situations:

• Securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

• Securities held by a foundation of which you are a Trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a Security. Any questions about whether you have a beneficial interest should be directed to the PMC CCO.

Appendix B

Rule 17j-1 under the Investment Company Act of 1940

§ 270.17j-1 Personal investment activities of investment company personnel.

(a)	Definitions. For purposes of this section:

(1)	Access Person means:

(i)	Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

(ii)	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

(2)	Advisory Person of a Fund or of a Fund’s investment adviser means:

(i)	Any director, officer, general partner or employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)	Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

(3)	Control has the same meaning as in section 2(a)(9) of the Act [15 U.S.C. 80a-2(a)(9)].

(4)	Covered Security means a security as defined in section 2(a)(36) of the Act [15 U.S.C. 80a-2(a)(36)], except that it does not include:

(i)	Direct obligations of the Government of the United States;

Appendix B

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end Funds.

(5)	Fund means an investment company registered under the Investment Company Act.

(6)	An Initial Public Offering means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a], the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

(7)	Investment Personnel of a Fund or of a Fund’s investment adviser means:

(i)	Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

(ii)	Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(8)	A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) [15 U.S.C. 77d(2) or 77d(6)] or pursuant to rule 504, rule 505, or rule 506 [17 CFR 230.504, 230.505, or 230.506] under the Securities Act of 1933.

(9)	Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

(10)	Security Held or to be Acquired by a Fund means:

(i)	Any Covered Security which, within the most recent 15 days:

(A)	Is or has been held by the Fund; or

(B)	Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

Appendix B

(ii)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.

(11)	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(b)	Unlawful Actions. It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

(1)	To employ any device, scheme or artifice to defraud the Fund;

(2)	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4)	To engage in any manipulative practice with respect to the Fund.

(c)	Code of Ethics.

(1)	Adoption and Approval of Code of Ethics.

(i)	Every Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and each investment adviser of and principal underwriter for the Fund, must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (b) of this section.

(ii)

The board of directors of a Fund, including a majority of directors who are not interested persons, must approve the code of ethics of the Fund, the code of ethics of each investment adviser and principal underwriter of the Fund, and any material changes to these codes. The board must base its approval of a code and any material changes to the code on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by paragraph (b)

Appendix B

of this section. Before approving a code of a Fund, investment adviser or principal underwriter or any amendment to the code, the board of directors must receive a certification from the Fund, investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating the investment adviser’s or principal underwriter’s code of ethics. The Fund’s board must approve the code of an investment adviser or principal underwriter before initially retaining the services of the investment adviser or principal underwriter. The Fund’s board must approve a material change to a code no later than six months after adoption of the material change.

(iii)	If a Fund is a unit investment trust, the Fund’s principal underwriter or depositor must approve the Fund’s code of ethics, as required by paragraph (c)(1)(ii) of this section. If the Fund has more than one principal underwriter or depositor, the principal underwriters and depositors may designate, in writing, which principal underwriter or depositor must conduct the approval required by paragraph (c)(1)(ii) of this section, if they obtain written consent from the designated principal underwriter or depositor.

(2)	Administration of Code of Ethics.

(i)	The Fund, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics.

(ii)	No less frequently than annually, every Fund (other than a unit investment trust) and its investment advisers and principal underwriters must furnish to the Fund’s board of directors, and the board of directors must consider, a written report that:

(A)	Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(B)	Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

(3)	Exception for Principal Underwriters. The requirements of paragraphs (c)(1) and (c)(2) of this section do not apply to any principal underwriter unless:

(i)	The principal underwriter is an affiliated person of the Fund or of the Fund’s investment adviser; or

Appendix B

(ii)	An officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund’s investment adviser.

(d)	Reporting Requirements of Access Persons.

(1)	Reports Required. Unless excepted by paragraph (d)(2) of this section, every Access Person of a Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and every Access Person of an investment adviser of or principal underwriter for the Fund, must report to that Fund, investment adviser or principal underwriter:

(i)	Initial Holdings Reports. No later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

(A)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(B)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(C)	The date that the report is submitted by the Access Person.

(ii)	Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, the following information:

(A)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(1)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

Appendix B

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	The price of the Covered Security at which the transaction was effected;

(4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(5)	The date that the report is submitted by the Access Person.

(B)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1)	The name of the broker, dealer or bank with whom the Access Person established the account;

(2)	The date the account was established; and

(3)	The date that the report is submitted by the Access Person.

(iii)	Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(A)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(B)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(C)	The date that the report is submitted by the Access Person.

(2)	Exceptions from Reporting Requirements.

(i)	A person need not make a report under paragraph (d)(1) of this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

Appendix B

(ii)	A director of a Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the Act [15 U.S.C. 80a-2(a)(19)], and who would be required to make a report solely by reason of being a Fund director, need not make:

(A)	An initial holdings report under paragraph (d)(1)(i) of this section and an annual holdings report under paragraph (d)(1)(iii) of this section; and

(B)	A quarterly transaction report under paragraph (d)(1)(ii) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

(iii)	An Access Person to a Fund’s principal underwriter need not make a report to the principal underwriter under paragraph (d)(1) of this section if:

(A)	The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment adviser of the Fund; and

(B)	The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

(iv)	An Access Person to an investment adviser need not make a separate report to the investment adviser under paragraph (d)(1) of this section to the extent the information in the report would duplicate information required to be recorded under §275.204-2(a)(13) of this chapter.

(v)	An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph (d)(1)(ii), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

Appendix B

(vi)	An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section with respect to transactions effected pursuant to an Automatic Investment Plan.

(3)	Review of Reports. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must institute procedures by which appropriate management or compliance personnel review these reports.

(4)	Notification of Reporting Obligation. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

(5)	Beneficial Ownership. For purposes of this section, beneficial ownership is interpreted in the same manner as it would be under § 240.16a-1(a)(2) of this chapter in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 [15 U.S.C. 78p] and the rules and regulations thereunder. Any report required by paragraph (d) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(e)	Pre-approval of Investments in IPOs and Limited Offerings. Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund’s investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

(f)	Recordkeeping Requirements.

(1)	Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph (f), and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(A)	A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

(B)	A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

Appendix B

(C)	A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under paragraph (d)(2)(v) of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D)	A record of all persons, currently or within the past five years, who are or were required to make reports under paragraph (d) of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

(E)	A copy of each report required by paragraph (c)(2)(ii) of this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(2)	A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under paragraph (e), for at least five years after the end of the fiscal year in which the approval is granted.

ATTACHMENT A

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

Code of Ethics. Pearl Mutual Funds (“PMF”) and Pearl Management Company (“PMC”) have adopted a written Code of Ethics and Policy and Procedures to Prevent Misuse of Inside Information (the “Code”) to avoid potential conflicts of interest by PMC and PMF and to govern the use and handling of material non-public information. A copy of the Code is attached to this acknowledgment. As a condition of your continued employment with PMC or PMF, and the retention of your position, if any, as an Officer of PMF, you are required to read, understand, and abide by the Code.

Compliance Program. The Code requires that all personnel furnish to PMC’s Chief Compliance Officer (the “PMC CCO”) the names and addresses of any firm with which you have any investment account. You are also required to furnish to the PMC CCO copies of your monthly or quarterly account statements, or other documents, showing all purchases or sales of Securities (as defined in the Code) in any such account, or which are effected by you or for your benefit, or the benefit of any member of your household. Additionally, you are required to furnish a report of your personal Securities holdings within ten days of commencement of your employment with PMC and annually thereafter. These requirements apply to any investment account, such as an account at a brokerage house, trust account at a bank, custodial account, or similar types of accounts.

PMC’s compliance program also requires that you report any contact with any securities issuer, government or its personnel, or others, that, in the usual course of business, might involve material non-public financial information. Only Investment Persons are permitted to make such contacts. The Code requires that you bring to the attention of the PMC CCO any information you receive from any source which might be material non-public information.

Any questions concerning the Code should be directed to the PMC CCO.

I affirm that I have read and understand the Code of Ethics and Policy and Procedures to Prevent Misuse of Inside Information (“Code”). I agree to the terms and conditions set forth in the Code.

Signature	Date

ATTACHMENT B

ANNUAL AFFIRMATION OF COMPLIANCE

I affirm that:

1. I have again read and, during the past year to the best of my knowledge, have complied with the Code of Ethics and Policy and Procedures to Prevent Misuse of Inside Information (“Code”).

2. I have provided to PMC’s Chief Compliance Officer (the “PMC CCO”) the names and addresses of each investment account that I have with any firm, including but not limited to broker-dealers, banks, and others. (List of known accounts attached.)

3. I have provided to the PMC CCO copies of account statements or other reports showing each and every transaction in any Security in which I have a beneficial interest, as defined in the Code, during the most recently ended calendar year

or

During the most recent calendar year there were no transactions in any Security in which I had a beneficial interest required to be reported pursuant to the Code.

4. I have provided to the PMC CCO a report of my personal Securities holdings as of the end of the most recent calendar year, including all required information for each Security in which I have any direct or indirect beneficial ownership.

Signature	Date